EX - 6.1

OFFICE LEASE AGREEMENT

                             OFFICE LEASE AGREEMENT

         THIS AGREEMENT, is made on the 1st day of June, 2000, by and between Rhoads Property Management, d/b/a Executive Suites and Business Services, LLC, 1600 Broadway, Suite 2400, Denver, Colorado 80202, hereinafter referred to as "Landlord," of the first part, and Dstage.com, hereinafter referred to as "Tenant," of the second part.

         Witnesseth:

         RENT: Tenant covenants and agrees to pay Landlord as rental for the leased premises, Space #57, the sum of Eleven Thousand Eighty Eight Dollars and no cents ($11,088.00), payable in equal monthly installments of Nine Hundred Twenty Four Dollars and no cents ($924.00), in advance on the first day of each full calendar month during the term. The first payment is to include any prorated rental for the period from the date of commencement of the term to the first day of the first full calendar month in the term. All rents payable and notices sent by the Tenant to Landlord under this Office Lease Agreement shall be delivered to Landlord at the office of Landlord stated above. Tenant will promptly pay all rent herein described when and, as the same shall become due and payable. FAILURE TO RECEIVE RENT BY THE FIFTH (5TH) DAY OF THE MONTH WILL RESULT IN A TEN PERCENT (10%) LATE FEE ON THE MONTHLY CHARGE ABOVE.

         DEPOSIT: Tenant has deposited with Landlord the sum of Three Hundred Seventy Nine Dollars and no cents ($379.00). Upon move-in, an additional deposit of Five Hundred Forty Five Dollars and no cents ($545.00) will be required as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this lease agreement and as security for any damages Tenant inflicts upon the premises other than normal wear and tear. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this lease agreement, including but not limited to the payment of rent and additional rent, Landlord may use, but shall not be obligated to apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent, or any other sum as to which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this lease agreement. Within sixty (60) days after termination of this lease, or surrender and acceptance of the premises, whichever occurs last, the Landlord will return the security deposit to Tenant or otherwise provide Tenant with written notice stating the exact reasons for retention of all or part of the deposit.

         ADDITIONAL SERVICES: Optional charges are available through Executive Suites and Business Services at an additional cost: secretarial, photocopying, faxing, and filing services. One phone line and one telephone handset are included per office; however, additional phone lines and telephone handsets are available at an additional cost.

         USE: The leased premises shall be used by the Tenant solely for the purpose of conducting a business office and for no other purposes. Tenant also agrees to fulfill all obligations of the rules and regulations of the building. (see attachment)

         TERM: The term of this lease agreement shall be for a period of One Year, commencing on July 1, 2000, and ending on June 30, 2001. Such term, however, shall be unconditionally terminated at any time by Landlord at its sole discretion with a written 30-day notice being delivered to Tenant by Landlord.

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         CONDITIONS OF PREMISES AND EQUIPMENT: Tenant agrees to take and accept the premises and equipment as is on the commencement date and agrees to maintain and leave premises and equipment (ordinary wear and tear excepted) in the same condition upon termination of this agreement. ALL KEYS AND SECURITY CARDS MUST BE RETURNED TO EXECUTIVE SUITES AND BUSINESS SERVICES UPON VACATING THE OFFICE. A CHARGE OF $15.00 PER ITEM FOR ITEMS NOT RETURNED WILL BE ASSESSED. Tenant will keep the interior of lease premises in good repair and will surrender the leased premises at the expiration of the term or at such other time as it may vacate the leased premises in as good a condition as when received, excluding ordinary wear and tear.

         INSURANCE: Tenant will keep in force at its own expense, so long as this lease agreement remains in effect, public liability insurance with respect to leased premises in companies and in form acceptable to Landlord with minimum limits of $2,000,000 on account of bodily injury to or death of one or more persons as a result of any one accident or disaster, and property damage insurance with minimum limits of $500,000. Tenant agrees to take such steps as it may deem necessary and adequate for the protection of itself, its agents, employees and invitees on the property of the foregoing against injury, damage or loss by insurance as a self-insurer or otherwise. Any personal liability and hazard insurance on any equipment or furnishings owned by Tenant will be obtained by Tenant. Tenant shall hold Executive Suites and Business Services harmless and indemnify Executive Suites and Business Services with regard to any damage to equipment owned or premises occupied by Tenant.

         INDEMNITY BY TENANT: Tenant hereby indemnifies Landlord and agrees to hold it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury or damage to the property arising from or out of occupancy or use by Tenant of the leased premises or any part thereof or any other part of Landlord's property, occasioned wholly or in part by any act or omission of Tenant, its agents, contractors and employees.

         INSPECTION BY LANDLORD: Tenant will permit Landlord, its agents, employees and contractors to enter leased premises and all parts thereof during business hours to inspect the same and to enforce or carry out any provisions of this lease agreement.

         ASSIGNMENT AND SUBLETTING: The Tenant shall not assign, sublet or otherwise transfer its rights or obligations under this lease to any other person or entity without the express written consent of Landlord.

         LANDLORD'S REMEDIES: Any failure to pay rent as provided, vacating of the premises prior to the expiration of the term, or breach of any other covenant of this lease by Tenant shall entitle Landlord, without obligation to do so, and in addition to other rights or remedies it may have, to declare this lease terminated and the term ended and/or to the immediate right of re-entry. Should Landlord elect to re-enter the premises, it may either terminate this lease or it may from time to time, without terminating this lease, relet said premises, and the Tenant agrees to be liable for the balance of the rent until the expiration of this lease. Upon each such reletting, all rentals and other sums received by Landlord from such reletting shall be applied, first to the payment of debt other than rent due Landlord; second, to costs and expenses of reletting; and third, to past-due rent; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. No such re-entry or taking possession of said premises by Landlord shall be construed as election on its part to terminate this lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Tenant agrees that if enforcement of the terms of this lease by Landlord is necessary, Tenant shall be responsible for Landlord's reasonable attorney's fees.

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LANDLORD:                                            TENANT:
RHOADS PROPERTY MANAGEMENT                           DSTAGE.COM
D/B/A EXECUTIVE SUITES AND                           1600 BROADWAY
BUSINESS SERVICES, LLC                               SUITE 2400
1600 BROADWAY, SUITE 2400                            DENVER, COLORADO 80202
DENVER, COLORADO 80202



BY:/s/  Kay K. Johnson                         BY: /s/ Sue Perrault
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    Kay K. Johnson                                 Sue Perrault

DATE:                                          DATE:
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